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                                                              Exhibit (p)(2)

                                 CODE OF ETHICS
                                GLICKENHAUS & CO.
                        Acting as Advisor and Distributor
                                       For
                           Empire Builder/Premier Fund

Glickenhaus & Co. (the Firm), a registered investment advisor, manages both discretionary accounts and a number of funds. Pursuant to Section 17(j) of the Investment Company Act of 1940, the Firm hereby sets down this Ethics code in order to insure that the Firm and its employees comply with said Section. For the purpose of this Ethics Code, an "Access Person" shall mean any general partner of the Firm, or employee whose duties relate to the determination of which recommendation shall be made for the account of any discretionary account or fund managed by the Firm, or in connection with his duties, obtains any information concerning securities recommendations being made by such investment advisor for any controlled account or fund managed by the Firm.

1) No Access Person of the Firm in connection with the purchase or sale of securities directly or indirectly by such Access Person shall do any of the following:

         1.       Employ any device, scheme or artifice to defraud the Firm;

         2. Make any untrue statements or withhold any statement of a material nature related to investments in a controlled account or managed fund to the Firm;

         3. Engage in any act which would operate as a fraud or deceit upon the Firm;

         4.       Engage in any manipulative practice with regard to the Firm;

         5. Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security.

2) Every Access Person shall report to the Firm within ten days of becoming an Access Person all securities beneficially owned1 by him or her. Annually, each access person shall disclose to the compliance officer all securities beneficially owned by him or her (which information must be current as of a date no more than thirty (30) days before the report is submitted). Each annual or initial report shall contain the date of the report, name, number of shares and principal amount of all securities owned by the Access Person and all securities accounts the Access Person maintains with a broker, dealer or bank (or any account in which the Access Person may have a beneficial interest). In addition, for each calendar quarter in which there occurs a transaction in securities in which an Access Person has beneficial ownership or an access person opens a new securities account, the Access Person shall submit a report not later than 10 days after the calendar quarter in which the transaction took place. (Monthly copies of statements, and copies of trade confirmations, sent directly from the broker to the Compliance Department, will satisfy the requirement of quarterly reports. The Firm's standard Annual Personal Trading Report, Exhibit A, signed by the employee, plus the applicable brokerage statements will satisfy the annual and initial requirements.) The report shall include the following:

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         (1)"Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder from time to time in effect, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. For purposes of compliance with this Code, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.

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1.       The date of transaction, the title and number of shares, and the principal amount of every security involved;

2. The nature of transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.       The price at which the transaction was effected;

4. The name of the broker-dealer or bank with or through whom the transaction was effected;

3) No employee or general partner of the Firm may purchase securities in an initial public offering.

4) Any employee or general partner of the Firm who wishes to purchase securities offered in a limited offering (an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933) must obtain approval from the Compliance Department in advance of the proposed purchase. The Compliance Department shall maintain records of all requests and the action taken in response to the requests.

5) The Firm shall have the responsibility of informing all persons who are deemed to be Access Persons, and therefore, required to file reports as stated herein. All reports, including this Ethics Code, shall be on file at the Firm. The Code shall be available to any Access Person who requests it.

6) Any person who violates this Ethics Code shall have a report written upon such violation. Such report to be preserved in the records, and accessible for examination by the SEC or the appropriate SRO.

7)       All reports shall be kept for a minimum of six (6) years.

8) Any person who has questions as to whether he/she is an Access Person or whether a securities transaction might violate this Code, should direct their questions to the Compliance Department.